EXHIBIT 10.2

ARKADOS LICENSE AGREEMENT

This Arkados License Agreement and Amendment to Joint Development Agreement (“Agreement”) is entered into and effective as of December 23, 2010, by and between STMicroelectronics Inc., a Delaware corporation (“ST”), Arkados Group, Inc., Arkados Wireless Technologies, Inc. and Arkados, Inc., each a Delaware corporation (collectively “Arkados”).

WHEREAS, Arkados and ST wish to enter an agreement by which ST will obtain from Arkados certain rights to Arkados Intellectual Property and Intellectual Property Licenses, as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be bound hereby agree as follows:

1.	DEFINITIONS.

The following terms shall have the following meanings:

1.1.  “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2.  “Business” means designing, developing and selling semiconductor products that incorporate powerline communications and networking technology and offering services relating thereto.

1.3.  “Confidential Information” means any and all information (oral or written) relating to the Business and/or the Systems Business, including the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software code, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain) other than as a result of a breach of any of the provisions hereof.

1.4.  ”Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the laws of any jurisdiction throughout the world: (a) inventions, discoveries, or improvements, including patents, patent applications, and certificates of invention;

 (b) trade secrets, Confidential Information, know-how, and technical and engineering drawings and information; (c) indicators of source or origin, including trademarks, service marks, designs, logos, and slogans; (d) works of authorship or expression, including copyrights and moral rights; (e) data, databases, data models, and schema; (f) industrial designs and design patents; (g) computer code, including source code and object code; and (h) any other similar intellectual property, all whether or not registered or registerable.

1.5.  “Intellectual Property Assets” means all Intellectual Property that is to be purchased by ST pursuant to the Purchase Agreement and includes all embodiments and stored/recorded copies of such property (e.g., software and information on electronic media).

1.6.   “Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Arkados’ Affiliates, grant Arkados or one or more of its subsidiaries exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted or the Systems Business.

1.7.  “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

1.8.      “Purchase Agreement” means Asset Purchase Agreement between ST and Arkados, dated December 23, 2010.

1.9.  “Restricted Period” means the period commencing on the date hereof and ending on the earlier of consummation of the transactions contemplated by the Purchase Agreement or the termination of the Purchase Agreement.

1.10.    “Systems Business” means services relating to the system design and the integration of semiconductor products into integrated products of other manufacturers, including providing consulting services relating thereto.

2.	LICENSE GRANT

2.1.  License to ST.  Arkados, on behalf of itself and its Affiliates, hereby grants to ST and its Affiliates a worldwide, non-exclusive, irrevocable, sublicensable, fully paid-up license (or sublicense) during the Term to exploit all Intellectual Property and Intellectual Property Assets owned or licensable (or sublicensable) by Arkados and/or any of its Affiliates for any purpose, including without limitation to make, have made, use, sell, offer to sell, import, export, distribute, copy, display, make derivative works, and practice any method or process in relation thereto.

2.2.  Sublicense to ST.  Arkados, on behalf of itself and its Affiliates, hereby grants to ST and its Affiliates a worldwide, nonexclusive, irrevocable, sublicensable, fully paid-up sublicense during the Term under the Intellectual Property Licenses.  Such sublicense shall be equal in breadth to the license(s) held by Arkados in the Intellectual Property Licenses.

2.3.  Delivery of Intellectual Property Assets.  Upon the date hereof, Arkados shall deliver and ST shall take possession of the Intellectual Property Assets at the premises of Arkados.  This transfer of possession shall be deemed to have occurred by execution of this Agreement and shall not require any physical, electronic, or other movement or manifestation of control over the Intellectual Property Assets.  ST may nonetheless make such copies of the Intellectual Property Assets as it deems desirable.  In addition, Arkados hereby grants to ST upon the date hereof at no additional cost and for the Term all rights to access and use all premises and tangible assets located thereat, records, and storage media of Arkados as may be required or desirable to use, make copies, and otherwise access the Intellectual Property Assets in order to exercise the licenses granted hereunder.  Arkados shall comply with all reasonable requests of ST in relation to such access.  ST shall be responsible for the conduct of its employees utilizing Arkados’ premises pursuant to the foregoing.

2.4.  Payment.  In consideration of the licenses granted and other agreements contained herein, ST shall pay to Arkados Group, Inc. within five (5) five business days of the date hereof the sum of $7,000,000 by wire transfer in accordance with the payment instructions set forth in the flow of funds chart delivered by Arkados to ST.

2.5.  Existing Agreement.  Arkados waives any and all obligations under that certain Joint Development, Commercialization and License Agreement, dated September 2, 2008, by between Arkados and STMicroelectronics N.V., and agrees to promptly execute any instrument requested by ST to terminate such agreement.  The parties hereto acknowledge and agree that each is responsible for its own tax liabilities with respect to this Agreement.

2.6.  Limitation on Third-party Grants.  Neither Arkados nor any of its Affiliates shall during the Restricted Period grant to any third party a license or sublicense (or covenant not to sue) under all or any part of the Intellectual Property, the Intellectual Property Assets, or the Intellectual Property Licenses.  For the avoidance of doubt, this Section shall not require Arkados or any of its Affiliates to terminate any license granted prior to the Signature Date.

3.	TERM AND TERMINATION

3.1.  Term.  This Agreement shall be in effect until there cease to exist any protectable rights in the Intellectual Property, the Intellectual Property Assets, or the Intellectual Property Licenses (the “Term”).

3.2.  Notice of Material Breach.  If a party commits a material breach (including a default) in the performance of any of its obligations under this Agreement, the other party may give the breaching party written notice of the material and its intention to seek specific performance (or comparable injunctive relief) and/or monetary damages if the material breach is not cured within thirty (30) days (or such later date as may be specified in writing by the other party).  If such breach is not cured with such period, the non-breaching party may commence a legal action to obtain specific performance (or comparable injunctive) and/or monetary damages.  For the avoidance of doubt, the parties agree that no other remedies shall be available in relation to this Agreement.

3.3.  Conclusion of Term.  Upon the expiration of the Term, this Agreement shall terminate and all rights and obligations hereunder shall arise and be governed (if at all) by the Purchase Agreement.

3.4.  Survival.  No provisions of this Agreement shall survive its termination.

4.	WARRANTIES AND DISCLAIMERS

4.1.  Mutual Warranties.  The representations and warranties made by each party in the Purchase Agreement shall apply with equal force to this Agreement.

4.2.  Disclaimer.  EXCEPT AS SET FORTH IN SECTION 4.1, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, AS TO ANY MATTER WHATSOEVER.

5.	CONFIDENTIALITY

5.1.  Confidentiality.  Arkados, on behalf of itself and its Affiliates, agrees that during the Restricted Period it shall not, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except disclosure to financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that Arkados shall take reasonable steps to provide ST with sufficient prior written notice in order to contest such requirement or order).  Arkados, on behalf of itself and its Affiliates, agrees that after the Restricted Period and for the remainder of the Term it shall exercise reasonable care to protect any Confidential Information embodied in or relating to the Intellectual Property, the Intellectual Property Assets, and/or the Intellectual Property Licenses so as to preserve their confidentiality and their worth.

5.2.  Records and Audit.  During the Term and for three (3) years thereafter, Arkados shall keep current, complete, and accurate records regarding its reproduction, distribution, and use of Confidential Information.  ST shall have the right, not more than once per calendar year, to examine and audit such records.  ST shall exercise this right only during reasonable business hours of the other and shall provide reasonable notice of his intention to conduct such audit.  ST may conduct any such audit with the assistance of an appropriate professional but shall procure from such professional an undertaking to hold all information derived from the audit confidential.  Arkados shall make available to ST all facilities reasonably necessary to enable the audit.

6.	GENERAL

6.1.  Relationship.  Each party hereto shall be and act as an independent contractor (and not as the agent or representative of the other) in the performance of this Agreement.  This Agreement shall not be interpreted or construed as creating or evidencing any association, joint venture, partnership, or franchise between the parties.  Neither party may represent to anyone that it is an agent of the other party or is otherwise authorized to bind or commit the other party in any way without such party’s prior written consent.

6.2.  Power of Attorney.  Arkados hereby appoints ST and its successors and assigns as Arkados’s true and lawful attorneys with full power of substitution, in Arkados’s name and stead but on behalf and for the benefit of the ST and its successors and assigns, to demand and receive any and all of the rights and/or materials conveyed herein and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, at the expense and for the benefit of the ST and its successors and assigns, any and all proceedings at law, in equity or otherwise, or to execute such documents, that ST or its successors or assigns may deem proper for the collection or reduction to possession of, or recordation of ownership to, any of the rights and/or materials conveyed, or for the collection and enforcement of any claim or right of any kind associated therewith, and to do all acts and things in relation to them that ST or its successors or assigns shall deem desirable.  The foregoing powers are coupled with an interest and are and shall be irrevocable by Arkados or by dissolution of Arkados or in any manner or for any reason whatsoever.

6.3.  Equitable Remedies. Subject to the terms of this Agreement, each party agrees that the other parties, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction, in the event of any breach of the provisions of this Agreement.  Each party further agrees that the other parties shall not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.  Each party also agrees that it will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the other party's seeking or obtaining such relief.

6.4.  Assignment.  Arkados may not assign or transfer this Agreement, whether by deed of assignment; by merger, consolidation, or sale of the company or any assets; or otherwise.  Arkados may not assign or transfer any part of the Intellectual Property, Intellectual Property Assets, or Intellectual Property Licenses except subject to ST’s rights under this Agreement and/or the Purchase Agreement, as applicable.  Any purported assignment or transfer in violation of this Section shall be void ab initio.

6.5.  Notices.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, delivered by a recognized overnight courier or express mail service for next business day delivery (and requiring proof of delivery or receipt) or posted in the United States mail by registered or certified mail, with postage pre-paid, return receipt requested, and shall be deemed given when so delivered personally, sent by facsimile transmission with electronic confirmation of receipt during regular business hours, the next day after delivered to such overnight courier or express mail service or three (3) business days after the date of mailing, as follows:

(a) If to ST to:	with a copy to (which shall not constitute notice):

c/o STMicroelectronics N.V.	K&L Gates LLP
39, Chemin du Champ-des-Filles Plan-les-Ouates CH-1228 GENEVA Switzerland	599 Lexington Avenue New York, New York 10022
Attn: General Counsel	Attn: Whitney J. Smith, Esq.
Tel. No.: +41 22 929 2929	Tel. No.: 212-536-3930
Fax No.: +41 22 929 2988	Fax No.: 212-536-3901

(b) If to Arkados:	with a copy to (which shall not constitute notices:

220 Old New Brunswick Road Suite 202 Piscataway, New Jersey 08854	Sommer & Schneider LLP 595 Stewart Avenue, Suite 710 Garden City, New York 11530
Attn: Chief Financial Officer	Attn: Herbert H. Sommer, Esq.
Tel. No.: 732-465-9300	Tel. No.: 516-228-8181
Fax No.: 732-465-9600	Fax No.: 516-908-4000

Any party may, by notice given in accordance with the provisions of this Section 6.5 to the other parties, designate another address or individual for receipt of notices hereunder.

6.6.  Governing Law.  This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of New York, applicable to contracts entered into and to be wholly performed within such State.

6.7.  Waiver.  The waiver by either party of any breach of any provision of this Agreement does not waive any other breach.  The failure of any party to insist on strict performance of any covenant or obligation in accordance with this Agreement shall not be a waiver of such party’s right to demand strict compliance in the future, nor shall the same be construed as a novation of this Agreement.

6.8.  Severability.  If any part of this Agreement is found to be illegal, unenforceable, or invalid, the remaining portions of this Agreement shall remain in full force and effect.

6.9.  Counterparts.  This Agreement may be executed in any number of identical counterparts, notwithstanding that the parties have not signed the same counterpart, with the same effect as if the parties had signed the same document.  All counterparts shall be construed as and constitute one and the same agreement.  This Agreement may also be executed and delivered by facsimile and such execution and delivery shall have the same force and effect of an original document with original signatures.

6.10.  Entire Agreement.  This Agreement, including any exhibits, is the final and complete expression of the agreement between the parties regarding the subject matter hereof.  This Agreement supersedes, and the terms of this Agreement govern, all previous oral and written communications regarding these matters, all of which are merged into this Agreement.  No usage of trade or other regular practice or method of dealing between the parties shall be used to modify, interpret, supplement, or alter the terms of this Agreement.  This Agreement may be changed only by a written agreement signed by an authorized agent of the party against whom enforcement is sought.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized representative as of the Signature Date.

STMicroelectronics Inc.	Arkados Inc.
Name: Archibald Mck. Malone	Name: Larry Crawford
Title: VP & CFO	Title: CFO
Signature: /s/ Archibald Mck. Malone	Signature: /s/ Larry Crawford

Arkados Group, Inc.	Arkados Wireless Technologies, Inc.
Name: Larry Crawford	Name: Larry Crawford
Title: CFO	Title: CFO
Signature: /s/ Larry Crawford	Signature: /s/ Larry Crawford